Exhibit 10.1

February 26, 2014

BY HAND DELIVERY

Noah Rosenberg, M.D.

Re:                             Transitional Services Agreement

Dear Noah,

This document follows our recent discussions about your transition from Esperion Therapeutics, Inc. (“Esperion” or the “Company”).  If signed and not revoked, this Transitional Services Agreement (the “Agreement”) will become a binding agreement between you and the Company and will fully supersede other agreements or understanding between you and the Company relating to the terms and conditions of your employment, including without limitation, your employment letter agreement dated January 13, 2012 (the “Employment Agreement”), provided your obligations under the Employee Noncompetition, Nonsolicitation Confidential and Assignment Agreement you entered into in connection with the Employment Agreement (the “Noncompetition Agreement”) shall continue to be in full force and effect except to the extent specifically modified by this Agreement.

With those understandings, the Agreement between you and the Company is as follows:

1.                                      Transition Period

If you enter into and comply with this Agreement, your employment with the Company will end on August 15, 2014, unless you or the Company elect to end it on another date in accordance with this Agreement.  For purposes of this Agreement, the actual last day of your employment shall be referred to as the “Separation Date” and the time period between the Effective Date of this Agreement (as defined in Section 19) and the Separation Date shall be referred to as the “Transition Period.”  During the Transition Period you will be an at-will employee subject to the terms of this Agreement.

2.                                      Title/Duties and Responsibilities During the Transition Period

Commencing on the Effective Date of this Agreement, you will no longer serve as the Company’s Chief Medical Officer but, instead, will serve as a Senior Advisor to the Chief Executive Officer (“CEO”).  You will continue to work and provide services to the Company, although you will be provided with flexibility in connection with your search for a job or other consulting arrangements that do not violate the Noncompetition Agreement, as modified herein.  Your duties during the Transition Period and other details associated with your employment during the Transition Period will be determined by the Company’s CEO.  It is expected that your duties and responsibilities will be focused on effectively transitioning information to others in the organization and providing the following services: (i) clinical data and results analysis, (ii) publications preparation and review, (iii) corporate development support, and (iv) medical and scientific meeting preparation.  These duties may require you to sign off on clinical study reports and other related documents.  You will be indemnified by the Company in connection with your performance of these duties, to the extent permissible under and in accordance with the Company’s bylaws.  It is expected that you will be able to perform these duties and services remotely and, accordingly, you should not travel to Michigan or attend meetings and other in-person business events without prior approval from the CEO.  In no event shall you be required to travel more than two (2) days per month and the Company agrees to provide you with a reasonable amount notice of any such travel.  It is understood and agreed that from the Effective Date through August 15, 2014 you will perform as a Senior Advisor to the CEO and that you may also may perform other, noncompetitive consulting work provided such consulting work does not interfere with you duties to the Company.

3.                                      Compensation During Transition Period

Subject to the terms of this Agreement, you shall receive a base salary at the rate of $162,500.00 based on a work week of twenty (20) hours per week through August 15, 2014 (or a later date if the Company elects to extend the Transition Period beyond August 15, 2014).  Although as a part-time employee you will no longer be eligible for benefits, provided you either elect (and remain eligible for) COBRA/mini-COBRA or in the absence of COBRA/mini-COBRA, you exercise your conversion rights with respect to your group health insurance, the Company will continue to pay the same dollar amount for such health insurance as if you had remained employed as a full time employee, until the earlier of (i) the Separation Date, and (ii) the day you become eligible for health insurance through another employer. Your outstanding equity will be governed by the terms and conditions of the Company’s stock plan and applicable stock option agreement (collectively the “Equity Documents”), provided, and notwithstanding anything to the contrary in the Equity Documents, if you enter into an comply with this Agreement, the Supplemental Option Grant (as defined in the Employment Agreement) shall vest immediately upon the Separation Date.

You acknowledge and agree that (i) you will not be entitled to accrue paid time off during the Transition Period; (ii) you will use your existing balance of 70 hours of accrued paid time off during the Transition Period, (iii) in no event shall you be entitled to salary and benefits beyond the Separation Date, unless by mutual consent, and (iv) you are not entitled to any other compensation, including, bonus severance or otherwise, expect as specifically set forth in this Section 3.

4.                                      Ending of Employment During the Transition Period

You or the Company may elect to end this at-will employment relationship at any time and for any reason (including in order to commence other employment) prior to August 15, 2014 upon 14 days written notice (which may be waived in all or in part by the party receiving the notice), in which case you will be paid only through the last day of your employment and, except for your rights with respect to your then vested equity, you will not be entitled to any other payments or benefits.

5.                                      Modification of Non-Competition Agreement

As a condition of this Agreement, the Company agrees that Section 8 of the Noncompetition Agreement shall be replaced in its entirety with the following:

In order to protect the Company’s Proprietary Information and goodwill, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that (i) researches, develops, manufactures, licenses or markets AMPk (AMP-activated protein kinase) or ATP Citrate Lyase (ACL) targeted products and/or apolipoprotein A-I variants of such products or (ii) researches, develops, manufactures, licenses or markets any products, or performs any services, that are otherwise competitive with the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.  Notwithstanding the forgoing, the Company will not seek to enforce this Section 8 in order to prevent me from performing services in the diabetes or hypertension (but not lipid regulation) therapeutic areas on compounds or programs that have MOAs or targets that are not competitive with the Company.  In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason or otherwise participate in or facilitate the hire, directly or through another person or entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of the attempt to hire such person.  I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

You acknowledge that, except as specifically modified in this Section 6, the Noncompetition Agreement shall continue to be in full force and effect and that Section 8 of the Noncompetition Agreement, as modified above, shall commence on the last day of the Transition Period and continue for twelve (12) months thereafter (the “Restricted Period”).

6.                                      Return of Property

You shall not dispose of Company property (including information or documents, including computerized data Company and any copies made of any computerized data Company or software (“Documents”), without authorization.  On or before the Separation Date, or on an earlier date if requested by the Company, you agree to return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) and any information about the Company’s sales strategies and mechanics associated with implementing those strategies.  After returning all Documents and Company property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property.  In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

7.                                      Non-Disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or its or their products or services, or its or their current or former officers, directors, shareholders, employees or agents.  You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its or their products or services or its or their current or former officers, directors, shareholders, employees or agents.  For its part, the Company will issue a written statement to the current members of the Company’s Board of Directors and to the Company’s senior management team informing them that you have voluntarily transitioned into a Senior Advisor role and that your employment is expected to end on August 15, 2014.  The statement will also instruct each recipient not to make any disparaging statements about you and to direct any reference inquires to me.  You also agree to direct any reference inquiries to me.  If I receive a reference inquiry from a prospective employer, I will respond by only confirming dates of employment, salary information and positions held (Chief Medical Officer and Senior Advisor to CEO).

8.                                      Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

9.                                      Release of Your Claims

In consideration for, among other terms, the payments, benefits and opportunities described in this Agreement, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment;

•                  of wrongful discharge;

•                  of breach of contract, including without limitation, breach of the Employment Agreement;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute, including without limitation the Michigan Elliott-Larsen Civil Rights Act (ELCRA), Michigan Persons With Disabilities Civil Rights Act (PWDCRA), Payment of Wages and Fringe Benefits Act (WFBA), Michigan Whistleblowers’ Protection Act (WPA), Bullard-Plawecki Employee Right to Know Act, the Michigan Occupational Safety and Health Act (MIOSHA) and the Michigan Social Security Number Privacy Act;

•                  of defamation or other torts;

•                  of violation of public policy;

•                  for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement.

10.                               Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information.  You agree to make yourself available during and outside of regular business hours for such cooperation; provided that the Company shall not utilize this paragraph to require you to make yourself available to an extent that would unreasonably interfere with your search for employment or any subsequent employment responsibilities that you may have.  You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  In connection with fulfilling your obligations under this Section 10, your pre-approved, out of pocket and reasonable expenses will be reimbursed by the Company and, provided you are no longer employed by the Company at the time you perform such services, you will be compensated at a rate of $162.50 per hour for cooperation other than for your travel time and time spent testifying.

11.                               Effect of a Breach

In the event that you fail to comply with any of your obligations under this Agreement (including the Noncompetition Agreement, as modified herein), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your at will employment (if you are still employed) and you will not be entitled to any of the benefits under this Agreement exclusive of salary through the Separation Date.  Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement.

12.                               Nonadmission

This Agreement shall not be construed as an admission of any liability by the Company or you of any act of wrongdoing.  The Company and you specifically disclaims that it or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.

13.                               Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have in fact done so, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

14.                               Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

15.                               Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.                               Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.                               Enforcement

(a)                                 Jurisdiction.  You and the Company hereby agree that the Michigan courts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)                                 Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any material breach by you of your promises set forth in this Agreement and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations, the Company may be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond and to reasonable attorneys associated with enforcing this Agreement.

18.                               Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of Michigan, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

19.                               Entire Agreement and Time to Consider

This Agreement along with the Noncompetition Agreement, as modified herein, and the Equity Documents constitute the entire agreement between you and the Company with respect to the subject matter herein.  This Agreement supersedes any previous agreements or understandings between you and the Company with respect to the subject matter herein.

You have the opportunity to consider this Agreement until for up to twenty-one (21) days to consider this Agreement (the “Consideration Period”).  Modifications to this Agreement shall not restart or otherwise affect the Consideration Period.  To accept this Agreement, you must return a signed, unmodified original of this Agreement so that it is received by me at or before the expiration of the Consideration Period.  You have seven (7) days from the day you enter into this Agreement to revoke it (the “Revocation Period”).  To revoke this Agreement, you must provide a written notice so that it is received by me on or before the last day of the Revocation Period.  This Agreement shall become effective on the first business day following the Revocation Period, provided that you do not revoke it (the “Effective Date”).  Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement if you engage in conduct that is contrary to the obligations in this Agreement or the interests of the Company.

20.                               Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the Consideration Period.

Very truly yours,

ESPERION THERAPEUTICS, INC.

By:	/s/ Tim M. Mayleben	February 26, 2014
	Tim M. Mayleben	Date
President and CEO

The foregoing is agreed to and accepted by:

/s/ Noah Rosenberg, M.D.	February 24, 2014
Noah Rosenberg, M.D.	Date